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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-23592
                                                -------

                           NWCG HOLDINGS CORPORATION
                           -------------------------
             (Exact name of registrant as specified in its charter)

                             1999 SOUTH BUNDY DRIVE
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 584-2000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Senior Secured Discount Notes Due 1999
                    --------------------------------------
           (Title of each class of securities covered by this Form)

                                      None
                                      ----
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [  ]   Rule 12h-3(b)(1)(ii)    [  ]
        Rule 12g-4(a)(1)(ii)    [  ]   Rule 12h-3(b)(2)(i)     [  ]
        Rule 12g-4(a)(2)(i)     [  ]   Rule 12h-3(b)(2)(ii)    [  ]
        Rule 12g-4(a)(2)(ii)    [  ]   Rule 15d-6              [  ]
        Rule 12h-3(b)(1)(i)     [x]

Approximate number of holders of record as of the certification or notice date:

              ---------------------------------------------------

          Pursuant to the requirements of the Securities Exchange Act of 1934, NWCG Holdings Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:        May 13, 1997                   BY:      /s/ Jon Fisse
     -------------------------------           -------------------
                                               Jon L. Fisse
                                               Vice President